UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 17, 2016

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2016, Cantel Medical Corp. (Company) announced that Andrew A. Krakauer, Chief Executive Officer (CEO) of the Company, will step down from the CEO role and as a director on August 1, 2016 and serve as a Senior Advisor until October 15, 2016.

Jorgen B. Hansen, President and Chief Operating Officer (COO) of the Company, will succeed Mr. Krakauer as CEO effective August 1, 2016 and also remain as President.  Mr. Hansen, age 48, has served as President and COO since November 2014.  Prior thereto, from November 2012 to November 2014, he served as Executive Vice President and COO of the Company.  He also served as President and CEO of Medivators Inc., a subsidiary of the Company from November 2012 to July 2015.  Prior to joining the Company, Mr. Hansen had global leadership positions with increasing responsibility within the healthcare and medical devices industry for over fifteen years.  Most recently, he was Senior Vice President, Global Marketing, Business Development, Science and Innovation for ConvaTec Corp.

In connection with Mr. Krakauer’s announced retirement, the Company and Mr. Krakauer entered into a Succession Plan Agreement under which Mr. Krakauer will be compensated for his transition-related services, for his agreement to forego a grant of restricted stock with respect to the Company’s fiscal year ending July 31, 2016, for extending his non-compete covenant from 6 months to three years, and for agreeing to provide consulting services upon request during the three-year period following his last day of employment.  The Succession Plan Agreement provides for the following, among other terms, all subject to the terms and conditions of the Succession Planning Agreement:

(i)

Mr. Krakauer will remain employed by the Company through October 15, 2016, as CEO through July 31, 2016 and as Senior Advisor from August 1, 2016 through October 15, 2016.  Among other responsibilities, as Senior Advisor, Mr. Krakauer will assist Mr. Hansen in ensuring a smooth transition in the CEO role.

(ii)

Mr. Krakauer will continue to participate in the Company’s Annual Incentive Compensation Plan for the fiscal year ending July 31, 2016 but not for the period he is employed during the fiscal year ending July 31, 2017.

(iii)

Mr. Krakauer will cease to participate in the Company’s Long Term Incentive Plan. In lieu of a restricted stock award with respect to the fiscal year ending July 31, 2016, Mr. Krakauer will be paid a sum of $1,750,000, payable in six annual installments commencing in January 2018.

(iv)	All unvested shares of restricted stock held by Mr. Krakauer on his last date of employment by the Company will automatically accelerate and fully vest on such date.
(v)	Mr. Krakauer will be paid a lump sum of $2,750,000 approximately six months following his retirement date.
(vi)	Mr. Krakauer has agreed to provide consulting services to the Company upon request during the three-year period following his employment.
(vii)	The Company will pay the “employer portion” of the premium for COBRA medical and dental insurance for up to 18 months.
(viii)	The Amended and Restated Executive Severance Agreement between Mr. Krakauer and the Company dated as of October 31, 2012 has been terminated.

The foregoing summarizes the Succession Plan Agreement, but does not purport to be complete and is qualified in its entirety by the terms and conditions of the Succession Plan Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, the Company’s Board of Directors and its Compensation Committee have agreed that Mr. Hansen’s base salary, which increased to $550,000 on February 1, 2016, will be increased to $600,000 on August 1, 2016 and $700,000 on August 1, 2017.  Mr. Hansen’s target incentive award under the Company’s Annual Incentive Compensation Plan will increase from 75% to 100% of his base salary for fiscal years 2016 and 2017.  Additionally, Mr. Hansen will have a targeted value for restricted stock awards (inclusive of time-based awards and/or performance awards) of $1,000,000 with respect to fiscal 2016 (to be issued in October 2016) and $1,500,000 with respect to fiscal 2017 (to be issued in October 2017).  Other details of such restricted stock such as performance metrics have not yet been determined.  All of the increases are subject to satisfactory performance of the Company, determined in the discretion of the Compensation Committee.

Upon becoming CEO on August 1, 2016, it is contemplated that the Company and Mr. Hansen will enter into an Amended and Restated Executive Severance Agreement under which the amount of severance payable to Mr. Hansen in the event of a termination without cause in a non-change of control situation would increase from 18 months’ base salary to (a) 24 months’ base salary plus (b) two times Mr. Hansen’s annual bonus based on the rate in effect as of the relevant termination date (100% of his annual base salary for fiscal 2016).  The amendments will also update certain other references to bonus amounts to reflect current percentages.  Subject to the foregoing, the remainder of the terms of the Executive Severance Agreement will be as previously summarized in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2014, which description is incorporated by reference herein.

Item 9.01                                           Financial Statements, Pro-Forma Financial Information and Exhibits

(d) Exhibits

Exhibit 10.1	Succession Plan Agreement dated as of March 17, 2016 between the Company and Andrew A. Krakauer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

	By:	/s/ Andrew A. Krakauer
Andrew A. Krakauer
Chief Executive Officer

Dated: March 17, 2016